For Immediate Release

Exhibit 99.1

Contact: Dennis J. Simonis
President & CEO

Telephone: (808) 969-8052

ML Macadamia Orchards, L.P. Signs Letter of Intent
Friday, October 20, 2006

Hilo, Hawaii - ML Macadamia Orchards, L.P. (NYSE = NUT) announced today that it had signed a non-binding letter of intent to purchase substantially all of the assets of MacFarms of Hawaii, LLC (“MacFarms”) and to lease the 3,912 acre macadamia orchard owned by Kapua Orchard Estates, LLC (“Kapua”), an affiliate of Mac Farms.  MacFarms owns the second largest macadamia nut processing facility in Hawaii and markets macadamia nuts both industrially and under the brand names MacFarms®, Kona Select® and Hula Princess®.

The proposed transaction is subject to completion of ordinary due diligence, the satisfactory negotiation of a definitive purchase agreement and the approvals by the Board of Directors and unit holders of ML Macadamia Orchards and by the members of MacFarms and Kapua. The deal is expected to close in early 2007.

Dennis J. Simonis, President and CEO for ML Macadamia Orchards stated that “This transaction is very important to the future of our company, our unit holders and the Hawaii macadamia industry. The synergies from the combination of the assets and expertise of these two fine companies will provide new opportunities for growth and value to our shareholders and will help restore Hawaii’s position as a global leader in the macadamia industry.”

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,169 acres of orchards, where macadamia yields are the highest in the world. All of its orchards, assets and employees are based on the island of Hawaii.

This press release contains forward-looking statements regarding certain events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.